CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                EXHIBIT 10.36


                           NEXTWAVE RESALE AGREEMENT

                           NEXTWAVE RESALE AGREEMENT



         This PCS ("Personal Communications Services") Resale Agreement ("Agreement") is entered into and is in effect as of September 19, 1996, by and between NEXTWAVE WIRELESS INC. and its Affiliates, a Delaware corporation, with principal offices located at 9455 Towne Centre Drive, San Diego, California 92121 ("NEXTWAVE") and Cellexis International, Inc. and its Affiliates, an Arizona corporation, with principal offices located at 4685
South Ash Avenue, Suite H5, Tempe, AZ   85282 ("COMPANY") and the terms of
which are contained herein.

         A. NextWave Personal Communications Inc. ("NextWave PCI") is a wholly owned subsidiary of NextWave Telecom Inc. a Delaware corporation. NextWave PCI was formed to participate in the Federal Communications Commission's ("FCC's") PCS auctions;

         B. NextWave Wireless is a wholly owned subsidiary of NextWave Telecom Inc. organized to construct facilities, deploy PCS network equipment, and provide PCS in the licensed markets.

         C. NextWave PCI has successfully bid for 63 licenses covering approximately 110 million POPs (based on current census data) in various markets across the United States (see ATTACHMENT B), NextWave and NextWave PCI intend to construct facilities, deploy PCS network equipment and provide PCS in those licensed markets.

         D. Subject to the terms and conditions set forth hereto, in the PCS markets awarded to NextWave in the C-block auction, COMPANY desires to purchase PCS minutes of use ("MOUs") on a resale basis from NextWave pursuant to a ten (10) year commitment by COMPANY to purchase digital wireless voice services from NextWave in all markets where COMPANY desires to resell digital wireless voice services where NextWave provides service. NextWave desires to sell PCS minutes of use to COMPANY for resale in those markets under a single 24-hour flat rate service with no access fee based upon COMPANY's advance commitment to purchase minutes of use.

         WHEREAS, COMPANY will be responsible to provide customer acquisition (i.e., sales, marketing, advertising and customer activation), billing, collections, customer service/care, customer retention and handset fulfillment.

         THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, NextWave and agree as follows:

1.       DEFINITIONS.

         (A) AFFILIATE means, with respect to any Party, any person, corporation or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, "control" (including, with correlative meanings, the terms





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"controlling", "controlled by" and "under common control with"), means the possession, directly or indirectly, of the power (i) to vote securities having ordinary voting power sufficient to elect a majority of the directors of such Party or (ii) to direct or cause the direction of the management and policies (including investment policies) of that Party, whether by contract or otherwise.

         (B) FULL MOBILITY SERVICE means the provision of digital wireless voice airtime with mobile inter-cell (base station) hand-off capability.

         (C) LICENSES means PCS licenses held by NextWave or its Affiliates.

         (D) PCS AUCTIONS means the auction conducted by the FCC to assign licenses to the successful bidders for 120 MHz of spectrum as broadband PCS licenses in the 1850-1990 MHz band. The PCS band has been sub-divided into three 30 MHz blocks (blocks A, B, and C) and three 10 MHz blocks (blocks D, E and F). The FCC has allocated a portion of the broadband PCS spectrum (blocks C and F) to certain entities called the "Entrepreneurs". The FCC completed the C-block auction in July, 1996. Together these two blocks make up the "Entrepreneurs' Band".

         (E) MINUTE OF USE ("MOU") means the particular use interval provided by NextWave for digital mobile voice service for resale to end-users and is measured from time of seizure to the time of termination.

         (F) BASE MOU PRICE means NextWave's MOU price prior to any discounts. Usage is billed in 60 second intervals and partial minutes are rounded up to the next full minute.

         (G) BTA (Basic Trading Area) means a particular market boundary as defined by Rand McNally & COMPANY and the FCC.

         (H) ROAMING AGREEMENTS means any agreement whereby NextWave or its Affiliates has the ability to purchase airtime from, interconnect with and/or use the wireless network facilities of another operator of a wireless network.

         (I)     TERM has the meaning set forth in Article 9.

2.       PROVISION OF AIRTIME.

         2.1 PROVISION OF SERVICES. NextWave and its Affiliates shall sell Full Mobility Services to COMPANY in each BTA for which NextWave or any of its Affiliates is awarded or otherwise obtains a License, or enters into a Roaming Agreement.

         2.2 SERVICES DESCRIPTION. Full Mobility Services shall involve the establishment and maintenance of wireless circuits for the continuous transmission of digital voice signals.

         2.3 COMPANY FORECAST. Ninety (90) days prior to the offering of commercial Full Mobility Service in any BTA, as communicated to COMPANY by NextWave at least One Hundred and Twenty-Days (120) prior to the offering of such commercial Service, COMPANY will provide NextWave with a forecast of anticipated Full Mobility Service requirements, on a





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


quarterly basis, for that BTA for the remainder of the calendar year and for each year thereafter. COMPANY will provide NextWave with quarterly updates to its initial and annual forecasts.

         2.4 NETWORK FEATURE FUNCTIONALITY. As practicable, NextWave is committed to maintain its infrastructure with the most recent commercial releases of vendor software available that implements the standards and protocols described in the J-STD-008 air interface and associated standards, and new feature functionality that operates with such standards and protocols. For those capabilities that affect end users or subscribers, NextWave will share with COMPANY its timeline and schedule of infrastructure upgrades as they become available.

         2.5 ROAMING ARRANGEMENTS. NextWave will make reasonable efforts to negotiate favorable roaming agreements and rates with other wireless licensees in the United States, and wireless operators in Canada, Mexico, and other countries that may provide for roaming from PCS networks in the United States for traffic to and from each other's wireless licensed markets.
NextWave will make available, at NextWave's sole discretion, rapid roaming clearing capabilities through, either a direct interface to other networks with which it has roaming arrangements or via industry clearing houses.

         2.6     INTERCONNECTION.

         (A) LEC INTERCONNECTION. NextWave has the responsibility to negotiate interconnect agreements with the other local carriers. COMPANY and NextWave agree on the need to minimize interconnect charges for MOUs originating and terminating on NextWave's network. NextWave will continue its efforts to influence lower interconnect rates through the regulatory agencies and processes. MOU pricing is exclusive of interconnection fees for both originating and terminating traffic from and to non-NextWave networks, which shall be charged to COMPANY at the negotiated base rate.

         (B) IXC INTERCONNECTION. NextWave intends to interconnect with the major interexchange carriers (e.g., AT&T, MCI, Sprint) via trunk connections with their points of presence at the expense of the IXC.
Similarly, as COMPANY requires, NextWave will use reasonable efforts to interconnect with other long distance services under similar conditions. NextWave's price for MOUs includes origination for direct interconnection with IXCs for mobile-to-land calls to the extent that the costs of such interconnection are borne by the IXC. If the IXC does not bear the cost of such interconnection or if direct interconnection with the IXC is not feasible or practicable, then any interconnection charges shall be borne by COMPANY on a pass-through basis.

         2.7     NUMBER OWNERSHIP.

         (A) PURCHASE AND ALLOCATION OF NUMBERS. COMPANY shall obtain numbers ("Numbers") from NANPA for activation by NextWave on the Network. In the event COMPANY is not authorized or is otherwise unable to obtain Numbers, NextWave shall obtain Numbers, in entire block increments, on a pass-through cost basis. In the event there is a shortage of Numbers and an allocation of Number blocks is required, NextWave may allocate Number blocks pro rata among its airtime customers based on the relative number of subscribers.





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


         (B) NUMBER TRANSFERS. COMPANY will pay a nominal fee for the engineering and administrative charges associated with the moving of COMPANY's numbers to another network. COMPANY will be charged a comparable rate to other carriers' rates and industry practices, a standard rate per number and all non-recurring charges associated with forwarding COMPANY's traffic to any number on a non-NextWave network.

         (C) TRANSFER SUPPORT. NextWave will support COMPANY's move of the numbers to the new wireless network, for a nominal charge, ensuring proper addressing and recording for the Local Exchange Routing Guide ("LERG").

         2.8     RESELLER SWITCH INTERFACE.

         (A) NON-FACILITIES BASED. NextWave will make available to COMPANY, at a mutually agreed upon fee, access to customer care capabilities including, but not limited to, home location register services (i.e., customer profile management and customer features service management), authentication, and if practicable, call detail recording ("CDR") access. COMPANY will be responsible for providing personnel and all other resources required to deliver customer care services to COMPANY's subscribers.

         (B) FACILITIES BASED. NextWave will make available a T1/T3 interface to a COMPANY owned and operated switch for the delivery of COMPANY's calls to and from the Public Switched Telephone Network ("PSTN"). COMPANY's numbers must be activated on NextWave's switch to allow NextWave to properly provide mobility to those customers. The demarcation point will be at NextWave's switch and COMPANY will be responsible for the provisioning and costs, both recurring and non-recurring, of all circuits between COMPANY's switch and demarcation point at NextWave's switch. If COMPANY desires, NextWave will engineer and maintain these circuits at a mutually agreed fee.

          2.9    SERVICE ACTIVATIONS, DE-ACTIVATIONS AND CHARGES.

         (A) SERVICE ACTIVATION PLATFORM. NextWave will offer COMPANY a direct datalink interface to NextWave's service activation platform to allow COMPANY an automated mechanism to perform customer on-line activations, de-activations, and service change orders. NextWave reserves the right to set the interface standard for connections to its service activation platform. NextWave's service activation platform will collect COMPANY service orders, format the requests, and download them into NextWave's switches and appropriate sub-systems in as near real time as practicable. COMPANY will be responsible for all of the costs associated with providing and maintaining its own on-site computer terminal, software and modem/datalink connection.

         (B) NUMBER REMOVAL CHARGES. COMPANY's service activation for each customer is free of any activation fee as long as COMPANY purchases its PCS numbers directly from NANPA. COMPANY will be charged a $10 removal fee for those situations when a number is removed from a NextWave switch. The fee is required to cover administrative expenses.





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         2.10    HANDSET SOURCING AND FULFILLMENT.

         (A) VOLUME PURCHASE ORDERS AND DELIVERY. If COMPANY desires, NextWave, through its association with specific strategic partners and suppliers, will use reasonable efforts to allow COMPANY to participate in any NextWave volume purchase arrangements. NextWave will make arrangements for the ordering of the handsets and accessories and the equipment will be drop shipped by the manufacturer to COMPANY. COMPANY and supplier will be responsible for making, shipping, delivery and payment arrangements.

         (B)     PRICING AND THIRD PARTY EQUIPMENT.  Pricing of the services in
(a) above is not available at this time, but will be determined and shared with COMPANY in advance of NextWave's commercial service introduction. Further, COMPANY is free to purchase any licensed subscriber equipment directly from equipment manufacturers as long as purchased subscriber equipment is in full compliance with the established TIA, CTIA and NextWave's network air-interface and performance standards.

         2.11    ENHANCED SERVICES.

         (A) COMPANY PROVIDED SERVICES. NextWave will offer COMPANY the opportunity to provide its own enhanced services platform. If COMPANY desires to provide additional vertical services to its customers through its own or through a third-party's enhanced services platform and if such addition to NextWave's network is practicable, COMPANY and NextWave will make reasonable efforts to jointly develop and mutually agree to the technical procedures and lockdown requirements to properly test the service prior to its introduction on the NextWave network. NextWave reserves its right to set its interface standard for any connections to NextWave's switches. Engineering and set-up fees for such service configurations will be determined on a case-by-case basis and mutually agreed-to prior to service introduction. The interconnection to COMPANY's enhanced services platform will be based upon NextWave's standard interface. The demarcation point will be at NextWave's switch. COMPANY will be responsible for all of the recurring and non-recurring interconnection costs associated with providing and maintaining the connection to COMPANY's enhanced services platform. Hardware, software and tangible resources (i.e., switching, processing or storage of data) on NextWave's master switching center and network that are required to support features and functionality provided by COMPANY's enhanced services platform shall be made available by NextWave, to the extent practicable, at prices based on NextWave's reasonable, direct and allocable expenses relating to such hardware, software or tangible resources utilization.

         (B) NEXTWAVE PROVIDED SERVICES. NextWave plans to offer a family of enhanced services which may include voice mail, enhanced voice (with out-dial-to-a-pager capability), short messaging, custom calling features (i.e., call waiting, three-way calling, call forwarding, no answer transfer, etc.), single number service, fax store and forward, e-mail, star features and information services. These services will be offered to COMPANY on an individual and/or package basis on terms to be agreed upon.

         (C) ENHANCED SERVICES PRICING. The parties agree that service features, enhanced services, and their associated pricing must be competitive. Pricing for NextWave's features and





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enhanced services will be competitive with prevailing retail pricing.  NextWave will price services either individually or provide bulk pricing for global feature activation in a market. NextWave recognizes that switch-based features and enhanced services will increasingly be packaged at retail with airtime and become a "tablestakes" for the business. Prior to commercial availability, the parties agree to develop a plan for enhanced services to identify COMPANY's needs, refine NextWave implementation approaches that might include use of COMPANY AIN platforms, and agree on wholesale pricing for such services. For situations where COMPANY purchases enhanced services from NextWave and subsequently migrates to another enhanced services platform, the parties will develop a plan to minimize COMPANY's subscriber churn and to recover NextWave's capital investment.

         2.12    NETWORK SERVICE TRAINING AND TROUBLE REPORTING.

         (A) SCOPE OF SERVICES. NextWave will provide COMPANY network service training and documentation prior to COMPANY's introduction of any NextWave enhanced services offering in any market. Scheduling for such training will be mutually agreed upon by both parties.

         (B) NOTIFICATION OF SERVICE. NextWave will promptly notify COMPANY's customer care department or COMPANY's assigned point of contact of service enhancements, network expansions, and major services outages. NextWave and COMPANY will mutually agree to the notification procedures prior to NextWave's commercial service offering. Additionally, NextWave will routinely provide COMPANY with updated NextWave service maps as service is expanded.

         2.13 NETWORK ACCESS TO LOCAL CUSTOMER CARE. NextWave, at no cost to COMPANY, will provide COMPANY with one (1) customer care "star feature" (e.g., *CARE) that will directly connect COMPANY's customer to COMPANY's local customer care center. COMPANY will be responsible for any network access charges related to interconnection and transport of such calls from NextWave's switches to COMPANY's customer care center. For the situation where these star feature customer service calls originate in a roaming market and are routed directly to COMPANY's customer care center, COMPANY will be responsible for local network interconnection and transport charges.

3.       PURCHASE COMMITMENT.

         3.1 Subject to the terms and conditions hereof, COMPANY agrees to purchase on an exclusive basis from NextWave a minimum of five Billion (5,000,000,000) minutes, of Full Mobility Service during the Term in all of the BTAs in which NextWave has a License (the "Commitment"). The term "exclusive" means, for the purpose of this Agreement, that NextWave will be the sole provider of digital wireless voice MOU's for COMPANY in markets where NextWave provides Full Mobility Service.

         3.2 COMPANY shall purchase at least 5% of its Commitment within the three (3) year period following the date NextWave first offers Full Mobility Service on a commercial basis





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
in either NextWave's New York City or Los Angeles BTAs ("Commercial Service Date") and 25% of its Commitment within the five (5) year period following the Commercial Service Date.

         3.3 In addition to the amount of any purchase price to be paid by COMPANY under this Agreement, COMPANY agrees to pay to NextWave, and NextWave will in turn regularly remit to a third party escrow agent designated by NextWave, the amount of two cents ($0.02) per minute for the first Four Billion (4,000,000,000) minutes used by COMPANY under this Agreement to ensure the purchase of the full Commitment by COMPANY. NextWave will include such two cents per minute on its regular invoices to COMPANY for billable MOUs. If and when COMPANY purchases and NextWave receives all payments for the full Commitment, then the aggregate amount of the funds in escrow , together with accrued interest, if any, less the reasonable costs of the escrow agent, shall be promptly returned to COMPANY. If COMPANY fails to purchase the full Commitment within the time required by this Agreement, or if this Agreement is otherwise expires or is terminated (other than for the convenience of or breach by NextWave) prior to COMPANY's purchase of the full Commitment, then the aggregate amount of the funds in escrow, together with accrued interest, if any, shall be permanently retained by NextWave. Nothing herein shall limit NextWave's remedies, rights or relief under this Agreement or at law or equity.

4.       PRICING AND PAYMENT TERMS.

         4.1 FULL MOBILITY PRICING. Pricing for Full Mobility Service, measured in one minute increments, for each BTA will be as set forth for in the Pricing Schedule attached hereto as Attachment C. NextWave's pricing illustrated in ATTACHMENT C is exclusive of the interconnection fees and enhanced services that are listed in SECTION 9.

         4.2 RESALE TO FACILITIES-BASED CARRIERS. If COMPANY resells Full Mobility Service to facilities-based carriers and in connection therewith requires NextWave to implement a PIC/CIC code, then COMPANY shall pay NextWave an additional fee of *________* per minute of Full Mobility Service sold to each such carrier of management of PIC/CIC and associated databases.

         4.3 ROAMING AGREEMENTS. Pricing for Full Mobility Service provided pursuant to a Roaming Agreement will be the greater of (i) the Full Mobility Service price set forth in the Pricing Schedule or (ii) NextWave's incremental cost of usage under the Reciprocal Agreement plus *______* per minute.

         4.4 E911 SERVICE. Emergency (911 and E911) and Lawful Intercept calls will be handled by NextWave, unless otherwise required by regulatory authorities. Each airtime invoice shall include a monthly charge (calculated on a per subscriber basis in the maximum amount allowed by applicable regulatory authority), for the provision of Emergency and Lawful Intercept services. COMPANY shall pay such charges within the timeframe specified for payment of Full Mobility Services. If regulatory authorities shall subsequently change the requirements for Emergency or Lawful Intercept calls or mandate the provision of other services, the parties shall cooperate in the provision of such services with associated fees and charges to be handled in a similar manner to the Emergency and Lawful Intercept Services.





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* CONFIDENTIAL TREATMENT REQUESTED

         4.5     INVOICES.

         (A) NextWave will offer COMPANY either (i) a datalink interface to electronically deliver COMPANY's monthly billing data or (ii) a magnetic tape version of the same. Magnetic billing tapes are NextWave's standard means of delivering COMPANY's billing data. If COMPANY desires a datalink interface, COMPANY will be responsible for all costs of providing and maintaining the datalink.

         (B) NextWave's billing data to COMPANY will include the customer's mobile number, electronic serial number and peak/off-peak indicators, dialed number, originating and terminating call site identification, and/or time stamps on a call-by-call basis.

         (C) If COMPANY desires its billing data transferred in shorter intervals other than monthly (i.e., bi-monthly, etc.), NextWave and COMPANY will negotiate in good faith, the terms and conditions of providing billing data in shorter intervals.

         (D) NextWave will offer multiple billing cycles from which COMPANY can choose to allow COMPANY flexibility as to when it will be billed. COMPANY must formally request its selected billing cycle in writing (or by some mutually agreed to means). Absent a formal request, NextWave will assign COMPANY a billing cycle.

         (E) NextWave's standard payment terms is net thirty (30) days upon receipt of bill. A 1.5% late payment fee per month or partial month will be added to COMPANY's total bill if payment is not received in the time specified.

         4.6 DISPUTED CHARGES. COMPANY shall provide NextWave with written notice of any disputed MOU or service charges within thirty (30) days after the mailing date of the invoice containing such charges. Any disputed charges will be handled under the dispute resolution process described in SECTION 8 herein. If a disputed amount is not resolved and the parties seek resolution in accordance with SECTION 8.2, then the disputed amounts shall be placed into an escrow account pending resolution. Any earned interest accrued on these amounts will pass to the party being awarded the disputed amounts. If the disputed amounts are shared in any manner between the parties, the accrued interest will be shared in the same proportion as the disputed amounts.

         4.7 TAXES. The prices paid by COMPANY for MOUs are exclusive of any applicable sales, use, personal property or other taxes attributable to periods during the Term based upon or measured by the MOUs and any associated services provided or used by NextWave in performing its obligations under this Agreement. COMPANY shall reimburse NextWave on a pass-through basis for those taxes paid by NextWave that are attributable to COMPANY pursuant to this
SECTION 4.7. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party. The Parties will also work together to segregate into separate payment streams, any taxable, nontaxable or items for which a sales, use or similar tax has already been paid by NextWave.





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         4.8     RETAIL BAD DEBT AND FRAUD RESPONSIBILITY; DETECTION AND
                 PREVENTION.

         (A) RETAIL BAD DEBT AND SUBSCRIPTION FRAUD. Retail bad debt and fraudulent usage as a result of subscription fraud is COMPANY's sole responsibility. COMPANY will be responsible for all originating and terminating fees, long distance and roaming charges, and MOUs used on NextWave's network incurred from retail bad debt and subscription fraud.

         (B) CLONING FRAUD. NextWave will make reasonable efforts to limit or eliminate cloning fraud on its network. NextWave's development of CDMA technology and its "coding of each call" is anticipated to reduce exposure to cloning fraud. Additionally, NextWave will make reasonable efforts to deploy systems to monitor usage patterns, traffic patterns and the like to quickly detect potential fraudulent use on a number. Upon detection of any suspected cloning activity, NextWave will promptly notify COMPANY to investigate the number further and take proper action. COMPANY will have 24 hours to substantiate the customer's usage or to suspend service and correct the situation. If COMPANY determines fraud was committed, NextWave will credit COMPANY for the local airtime usage prior to NextWave's notice to COMPANY. COMPANY will be responsible for all local access and long distance usage prior to and after NextWave's notice to COMPANY; NextWave and COMPANY will work together in good faith to curtail fraud, and will follow customer-industry practice for billing and reimbursement of fraudulent usage. In the event that COMPANY, its employees or affiliates were negligent for cloning fraud, COMPANY will be responsible for all local airtime, as well as local access, long distance and other charges (including costs associated with the number change) prior to and after NextWave's notice to COMPANY.

         4.9 AUDITS OF FINANCIAL RECORDS. NextWave and COMPANY each shall keep adequate books and records in sufficient detail to enable the amounts to be paid under Article 4 of this Agreement. Each party shall be entitled to have an accounting firm of national recognition reasonably acceptable to the other party audit the relevant books and records of the other party for the purpose of confirming the accuracy of the calculation of the amounts due under Article
4. The auditor will disclose to the reviewing party only the information necessary to verify the calculation of the amounts due under Article 4 and not any confidential information of the other party, including but not limited to any customer lists of the other party. Any such audit shall be performed at the requesting party's expense (except if such audit reveals an overcharge of more than five percent (5%) of the correct amount due under Article 4, then such audit shall be at the expense of the other party), during normal business hours after reasonable notice and, at the request of the audited party, shall be subject to the independent agent's execution of a reasonable confidentiality agreement. Such audits shall be conducted no more frequently than once every year. In no event may a party commence an inspection of any statement later than two (2) years from the date of such statement. Prior to any inspection by a party, the parties will in good faith meet, discuss and attempt to resolve any objection or discrepancy claimed by the party requesting the audit.





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5.       CONFIDENTIALITY.

         5.1 CONFIDENTIAL INFORMATION. By virtue of this Agreement, the Parties may have access to, or exchange, information that is confidential to one another. As used in this Agreement, the term "Confidential Information" shall mean only such information of the other Party that may be reasonably understood from legends, the nature of such information itself and/or the circumstances of such information's disclosure, to be confidential and/or proprietary to the other Party or to third-parties to which the other Party owes a duty of non- disclosure. Notwithstanding the foregoing, NextWave agrees that all of the following information which NextWave may receive or otherwise obtain in the course of its performance under this Agreement, including without limitation in the course of providing the Service, shall be deemed the Confidential Information of COMPANY of purposes of this Agreement: (i) COMPANY Subscriber lists and numbers, account information, usage, and information regarding business planning and operations of COMPANY and COMPANY's administrative, financial information, forecasts, predictions or marketing reports or activities; (ii) all Subscriber and other customer information; and
(iii) COMPANY network and Intelligent Network capabilities, interconnection arrangements, architecture, strategies, development and implementation plans, and vendor relationships. Notwithstanding the foregoing, COMPANY agrees that all of the following information which COMPANY may receive or otherwise obtain in the course of its performance under this Agreement shall be deemed Confidential Information of NextWave for purposes of this Agreement: information concerning NextWave's Network, Network performance trials, equipment requirements, Network system engineering and design specifications, cell-site location planning strategies, Network usage and performance data, development plans for its intelligent network and enhanced features and services, financial, accounting or marketing reports, and business plans, analyses, forecasts, and predictions.

         5.2 RESTRICTIONS ON DISCLOSURE AND USE. Each of the Parties agrees that as to any Confidential Information relating to one Party ("Discloser") obtained in any manner by the other Party ("Recipient") hereunder:

        (A) to use such Confidential Information only in the performance of this Agreement or as otherwise expressly permitted by this Agreement or by the Discloser;

        (B) not to make copies of any such Confidential Information or any part thereof except to the extent required to fulfill the Party's obligations under this Agreement;

        (C) not to disclose any such Confidential Information to any third-party, using the same degree of care used to protect Recipient's own confidential or proprietary information of like importance, but in any case using no less than reasonable degree of care; provided, however, that Recipient may disclose Confidential Information received hereunder to (i) its Affiliates who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement (including without limitation a pre-existing written agreement), and (ii) to its employees, consultants and agents, and it Affiliates' employees, consultants and agents, who have a need to know to perform or exercise rights under





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


this Agreement, and who are bound to protect the received Confidential Information from unauthorized use and disclosure under the terms of a written agreement (including without limitation a pre-existing written agreement). Confidential Information shall not otherwise be disclosed to any third-party without the prior written consent of the Discloser; and

        (D) to return to the other Party, or destroy, all of such Party's Confidential Information received hereunder, whether in any tangible medium of expression or electronic or other form or format, promptly upon the expiration or termination this Agreement.

         5.3 EXCEPTIONS. The restrictions set forth in this Article 9 on the use and disclosure of Confidential Information shall not apply to information that:

        (A) was publicly known at the time of Discloser's communication thereof to Recipient;

        (B) becomes publicly know through no fault of Recipient subsequent to the time of Discloser's communication thereof to recipient;

        (C) is in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient;

        (D) is developed by Recipient independently of and without use of any of Disclosure's Confidential Information or other information that Discloser disclosed in confidence to any third-party;

        (E) is rightfully obtained by Recipient without restriction from third-parties authorized to make such disclosure; or

        (F) is identified by Discloser in writing as no longer proprietary or confidential.

         5.4 DISCLOSURE PURSUANT TO LEGAL REQUIREMENT. In the event Recipient is required by law, regulation or court order to disclose any of Discloser's Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure in order to facilitate Discloser seeking a protective order or other appropriate remedy from the proper authority. Recipient agrees to cooperate with Discloser in seeking such order or other remedy. Recipient further agrees that if Discloser is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

         5.5 PUBLICITY. The parties expressly agree that the terms and conditions of this Agreement, and any activities contemplated hereby or performed hereunder, are the Confidential Information of the Parties and shall not be disclosed in any manner without the prior written approval of the other Party (which shall not be unreasonably withheld); provided, however, that

(i) COMPANY and NextWave agree that NextWave shall have the right to issue a news release to announce the transaction contemplated herein and (ii) that the parties acknowledge that NextWave has filed a registration statement with the Securities and Exchange Commission and will be required to disclose the existence of this Agreement and describe the material terms contained herein. To the extent any information has been disclosed to the public pursuant to this
SECTION 5.5, such information shall not be deemed Confidential Information. Notwithstanding the foregoing, each Party agrees that the Airtime pricing terms contained in Attachment C are confidential and shall not be disclosed, except as may be required by law or pursuant to any legal proceeding, in which case the provisions of Article 5.4 shall apply. The Parties acknowledge that NextWave will be required to file this Agreement with the Securities and Exchange Commission as an exhibit to its registration statement. NextWave shall seek confidential treatment of the Airtime pricing terms.

         5.6 PROPRIETARY NOTICES. Each Party shall reproduce and maintain on any copies of the other Party's Confidential Information received or made hereunder such proprietary legends or notices (whether of the Party providing the Confidential Information or of a third- party) as are contained in or on the original.

         5.7 RETURN OF CONFIDENTIAL INFORMATION. Each Party agrees to return to the other Party or destroy all of such other Party's Confidential Information promptly upon the termination of this Agreement. Neither Party shall thereafter retain any such Confidential information or any copies thereof fixed in any tangible medium of expression in whatever form or format.

         5.8 COOPERATION. In the event either Party becomes aware that any Person (including, without limitation, any employee or agent of a Party) is taking or threatens to take any action which would violate any of the foregoing provisions, such Party shall promptly and fully advise the other Party (with written confirmation as soon as practicable thereafter) of all facts known to it concerning such action or threatened action. Neither Party shall in any way aid, abet or encourage any such action or threatened action. Each Party agrees to cooperate in all reasonable ways to prevent such action or threatened action, including, without limitation, assigning any cause of action it may have, related to the violation of the foregoing provisions, to the other Party, and each Party agrees to do all reasonable things and cooperate in all reasonable ways as may be requested by the other Party to protect the trade secret and proprietary rights of such other Party in and to the Confidential Information. A Party shall also be liable for any breach of the terms of this
Article 9 in the event that Confidential Information received from the other Party is disclosed by an employee, agent or consultant of such Party or a third-party to whom such Party has disclosed such information and such disclosure would violate the terms of this Article 9 were such employee, agent, consultant or third-party a party hereto.

         5.9 NO USE OF NEXTWAVE INTELLECTUAL PROPERTY RIGHTS. Nothing herein shall be deemed to grant to COMPANY any right, license or other interest in or under, or right to use, and COMPANY shall not use, any patents, copyrights, trade secrets, trademarks, service marks, trade names or other similar designation, or any other intellectual property rights of NextWave or any of this Affiliates.

6.       LIMITED LIABILITY.

         6.1 IN NO EVENT WILL EITHER PARTY AND/OR ANY OF ITS AFFILIATES BE LIABLE TO OR THROUGH THE OTHER PARTY FOR ANY OF THE FOLLOWING:

                 (A) DAMAGES CAUSED BY OTHER PARTY'S AND/OR ITS AFFILIATES' OR SUPPLIERS' FAILURE TO PERFORM THEIR OBLIGATIONS OR RESPONSIBILITIES;



                 (B) CLAIMS OR DEMANDS BROUGHT AGAINST THE OTHER PARTY BY THIRD PARTIES OTHER THAN THOSE THIRD PARTY CLAIMS IN RESPECT OF WHICH SUCH PARTY IS EXPRESSLY OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO A PROVISION OF THIS AGREEMENT; OR

                 (C) ANY LOST PROFITS, LOSS OF BUSINESS, LOSS OF USE (OR INTERRUPTIONS OF BUSINESS), LOST SAVINGS, LOST OPPORTUNITIES OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES;

         ANY OR ALL OF WHICH ARISE FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF SERVICE GOVERNED BY THIS AGREEMENT, AND EVEN IF A PARTY AND/OR ANY OF ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

         6.2     The limitations of remedies and liabilities set forth in this
SECTION 6 shall not apply to any obligation of one party to pay the other party all amounts due and owing under this Agreement.

7.       INDEMNIFICATION.

         7.1 NextWave shall indemnify, defend and hold harmless COMPANY, and all of COMPANY's and its affiliates' officers, directors, partners, employees and agents, from and against any and all losses, claims, damages, liabilities or expenses of any kind (including, but not limited to, reasonable attorneys fees and costs) arising out of any claim, action or proceeding by a third party against any of them to the extent it is based on (i) a claim for personal injury (including death) or damage to personal property for which Nextwave or any of its affiliates is legally responsible, or (ii) Nextwave or its affiliate's failure to comply with all applicable laws, regulations and orders in the performance of its obligations under this Agreement.

         7.2 COMPANY shall indemnify, defend and hold harmless Nextwave, and all of Nextwave's and its affiliates' officers, directors, partners, employees and agents, from and against any and all losses, claims, damages, liabilities or expenses of any kind (including, but not limited to, reasonable attorneys fees and costs) arising out of any claim, action or proceeding by a third party against any of them to the extent it is based on (i) a claim for personal injury

(including death) or damage to personal property for which COMPANY or any of its affiliates is legally responsible, or (ii) a claim by a customer of COMPANY, or (iii) COMPANY or its affiliate's failure to comply with all applicable laws, regulations and orders in the performance of its obligations under this agreement.

         7.3 The party seeking indemnity under the foregoing provisions shall notify the indemnifying party of any such claim, action or proceeding, and the indemnifying party shall promptly and at its sole cost undertake the defense thereof, except for claims by a customer of COMPANY, for which COMPANY shall at its sole cost undertake the defense thereof for itself, and upon demand thereof, Nextwave and/or its affiliates. No such claim shall be compromised or settled without the prior written consent of the indemnified party if the settlement would restrict or adversely affect the indemnified party. Such consent shall not be unreasonably withheld. After the indemnified party tenders the defense of any such claim, action or proceeding, the indemnified party shall have the right to participate at its own cost and expense in such claim, action, or proceeding using counsel of its own choosing.

8.       DISPUTE RESOLUTION

         8.1 DISPUTE RESOLUTION. Either Party may identify a dispute that has arisen in performance of this Agreement by notifying the other Party's account manager in writing, setting forth the dispute with reasonable specificity. The account managers shall promptly attempt to resolve such dispute by negotiation. If within ten (10) calendar days of written notice of a dispute the account managers have been unable to resolve it, then either Party may escalate resolution of the dispute to an appropriate senior executive of NextWave or to an appropriate senior executive of COMPANY by notifying them in writing, setting forth the dispute with reasonable specificity. The senior executives shall attempt to resolve such dispute by negotiation. If within ten
(10) calendar days of such escalation of a dispute the senior executives have been unable to resolve it, then either Party may seek resolution of the dispute by arbitration in accordance with the following Paragraph.

         8.2 ARBITRATION. Without prejudice to either Party's right to seek equitable relief (including, but not limited to, injunction) from a court, any dispute arising out of or related to this Agreement, which cannot be resolved by negotiation, shall be settled by binding arbitration in accordance with the J.A.M.S./ENDISPUTE arbitration rules and procedures ("Endispute Rules") and in accordance with the terms of this Article 8. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties unless the arbitration award provides otherwise. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that this provision and the Arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 et seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of the relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

9.       TERM.

         This Agreement shall be effective when executed. The Term of this Agreement shall be ten (10) years with one (1) renewal option for COMPANY to renew for an additional five (5) years; provided that if COMPANY elects to renew the Agreement the parties shall review and adjust the pricing. The Term shall commence upon the first day of commercial availability of Full Mobility Service in any NextWave BTA, where the conditions in SECTION 11.3 below are met. One (1) year prior to the expiration of the initial ten-year Term, the parties will meet to determine the pricing for the five-year renewal period.
If the parties are unable to reach agreement six (6) months prior to the expiration of the initial ten-year Term, the then existing terms and conditions, including pricing shall continue for a transition period of six (6) months after the expiration of the initial ten-year Term. If, in the event that COMPANY exceeds ten (10) billion billable MOU during the term, then the parties will meet to determine the pricing for volume breaks above ten (10) billion MOU for the airtime table in ATTACHMENT C.

10.      TERMINATION PROVISION.

         NextWave may terminate this Agreement without liability by written notice to COMPANY in the event that:

                 (I) COMPANY fails to pay any amounts due hereunder within fifteen (15) days after notice from NextWave;

                 (II) COMPANY's use of NextWave's services or network (a) violates any laws, rules or regulations (b) is in non compliance with services standards established by NextWave; or

                 (III) COMPANY commits a material breach of this Agreement and it is not cured within sixty (60) days of notice from NextWave.

11.      MISCELLANEOUS.

         11.1 GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York other than the laws thereof that would require reference to the laws of any other jurisdiction. For all purposes for which resort to a court may be had, the parties irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York.


         11.2 NOTICES. All notices, demands, requests, or other communications which may be or are required to be given or made by any Party, to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed first-class registered or certified mail, return receipt requested, postage pre-paid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

         If to COMPANY:

    Cellexis International, Inc.
    4685 S. Ash  Suite H-5
    Tempe, AZ 85282

         Attn:  Doug Fougnies
         Fax:   (602) 664-1056


         with a copy to:


         Attn:
         Fax:   (   )


         If to NextWave:


    NextWave Wireless Inc.
    3 Skyline Drive, 3rd Floor
    Hawthorne, NY 10532

    Attn:  Kevin R. Carroll
    Assistant Vice President, Business Planning & Development
    Fax:  ( 914) 345-1141


         with a copy to:


    NextWave Wireless Inc.
    9455 Towne Centre Drive
    San Diego, CA 92121

    Attn:  General Counsel
    Fax:   (619) 642-1912


         Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressees (with the return receipt, the delivery receipt or affidavit of messenger, or the facsimile answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         11.3 CONDITIONS. COMPANY's commitment to purchase airtime from NextWave is subject to each of the following conditions being satisfied: (a) NextWave shall offer commercial mobility service in Markets covering at least 40 million POPs by December 31, 1998, and at least 70 million POPs by December 31, 2001; (b) NextWave provides airtime in its Markets meeting jointly agreed to technical specifications (to be agreed to within sixty (60) days of the date hereof) including those for availability, capacity, coverage, hand-off, interconnection and service quality; and (c) NextWave provides COMPANY and its affiliates interconnection as specified in
SECTION 2.6.

         11.4 FORCE MAJEURE. Neither party shall be liable for delays in delivery or performance, or for failure to provide service, deliver or perform when caused by any of the following which are beyond the reasonable control of the delayed party:

                 (I) Acts of God, acts of the public enemy, acts or failures to act by the other party, acts of civil or military authority, governmental priorities, strikes or other labor disturbances, hurricanes, earthquakes, fires, floods, epidemics, embargoes, war, riots, delays in transportation, and loss or damage to goods in transit; or

                 (II) Inability on account of causes beyond a reasonable control of the delayed party to obtain products, components, services or facilities.

         In the event of such delay, the date of delivery or performance shall be extended for a period equal to the effect of the time lost by reason of the delay.

         11.5 ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any Party without the prior written consent of the other Party, except that COMPANY may assign this Agreement to any of its Affiliates without the consent of NextWave and either Party may assign this Agreement to a successor in connection with the acquisition of the Party; provided that the successor confirms by written agreement its agreement to assume the acquired Party's obligations under this Agreement. For purposes of this subsection only, the term "Affiliates" shall mean an entity under common control, controlling or controlled by a Party; provided that "control" as used herein shall mean the ownership, directly or indirectly, of at least eighty percent (80%) of the aggregate of all voting interests in such entity. Any other attempt to assign this Agreement shall be null, void and of no force or effect.

         11.6 AUTHORIZATION AND ENFORCEABILITY. Each Party hereby represents that:

                 (A) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;



                 (B) the execution, delivery and performance of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the party of each Party; and



                 (C) this Agreement has been duly executed and delivered by such Party and is valid and binding obligation of such Party, enforceable against it in accordance with its terms.

         11.7 SEVERABILITY. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid and unenforceable provision.

         11.8 SURVIVAL. The following provisions shall survive the termination of this Agreement, and shall continue in full force and effect along with any other provisions of this Agreement which by their nature or in accordance with the terms, whether or not listed, shall survive such termination: Articles 5, 6, 7, 8 and 9 and Articles 4.9, 11.1, 11.2, 11.7, 11.8, 11.13, 11.14, 11.16 and 11.17.

         11.9 ENTIRE AGREEMENT. This Agreement, which includes the attached Schedules, constitutes the entire agreement and understanding between the Parties hereto in connection with subject matter hereof, and supersedes and cancels all previous negotiations, commitments and writings with respect thereto.

         11.10 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or the signatures of all persons required to bind party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

         11.11 CAPTIONS FOR CONVENIENCE ONLY. The captions used in this agreement are included for convenience only and shall not be considered part of this Agreement for any purpose. Unless expressly state otherwise, all references herein to "Articles" are to the relevant portions of this Agreement, and all references to "Schedules" are to the attachments to this Agreement.

         11.12 AMENDMENT. This Agreement shall not be amended, modified or rescinded in any manner, except by an instrument in writing signed by duly authorized representatives of each of the Parties hereto.

         11.13 NO THIRD-PARTY BENEFICIARY. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party, nor shall any provision give any third person any right of subrogation or action against any Party.

         11.14 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (including executing all such documents and doing such acts and things as may reasonably be required for the purpose of giving full effect to this Agreement).

         11.15 WAIVER. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

         11.16 BINDING. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective permitted successors and assigns.

         11.17   SPECIFIC PERFORMANCE.  The obligations of the Parties under
Article 5 of this agreement are unique. If any Party should be in Default under Article 5 of this Agreement, the Defaulting Party acknowledges that it would be extremely impracticable to measure the resulting damages.
Accordingly, in addition to any other available rights or remedies, the Non-Defaulting Party may sue inequity for specific performance and the Defaulting Party expressly waives the defense that a remedy in damages would be adequate.

         11.18 REGULATORY COMPLIANCE. Notwithstanding any provision in this Agreement to the contrary, NextWave shall not be obligated to furnish COMPANY with Full Mobility Services under rates, charges, temrs or conditions, that violate any applicable provisions of the Communications Act of 1934, as amended, the applicable rules, regulations or policies of the FCC or any other federal or state agency with jurisdiction over NextWave's services.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective and delivered as of the date set forth below.


        CELLEXIS INTERNATIONAL INC.         NEXTWAVE WIRELESS, INC.,
        AN ARIZONA CORPORATION              A DELAWARE CORPORATION

Date:   September 19, 1996                  Date:  September 19, 1996
      --------------------------                 ---------------------------

      /s/  Douglas V. Fougnies                   /s/  Kevin R. Carroll
      --------------------------                 ---------------------------
            (Signature)                                   (Signature)

By:   Douglas V. Fougnies                   By:   Kevin R. Carroll
    ----------------------------                -----------------------------

Title:  CEO                                 Title:  AVP - Business Planning
    ----------------------------                 ----------------------------

                                  ATTACHMENT A

                 NextWave's Network Elements and Functionality

The following are the network elements and functionality NextWave will make available, to the extent practicable and pursuant to pricing specified in the Agreement, in each PCS market either directly or indirectly through a third party:

         a.)     ADVANCED INTELLIGENT NETWORK ("AIN") PLATFORM.  The AIN
platform is the platform from which COMPANY will store and offer its and customers all of their non-switched based vertical services. As an option, when available NextWave may provide its AIN platform.

         b.)     THIRD PARTY INTERCONNECTION ACCESS.  The physical
interconnection to the Public Switching Telephone Network ("PSTN"). The responsibility for the associated monthly and usage-sensitive costs for such circuits carrying COMPANY's customers' mobile-to-landline and landline-to-mobile traffic to and from NextWave's network is COMPANY's.

         c.)     BACKHAUL INTERCONNECTION.  In BTA markets where COMPANY is a local access provider of facilities, COMPANY will make available to NextWave standard T1 and T3 facilities at COMPANY's most favorable rate for like terms, quantities, and conditions. These facilities may be used by NextWave for switch-to-base station, switch-to-base station controller, base station-to-base controller and switch-to-switch connections.

         d.)     SS-7 BACKBONE.  The SS-7 signaling backbone network carrying standard IS-41 message sets between NextWave's network and COMPANY's HLR database access.

         e.)     FCC LICENSE TO PROVIDE PCS.  The Federal Communications
Commission's ("FCC") license to provide Personal Communication Service ("PCS") in the markets of interest.

         f.)     RADIO COVERAGE AND ACCESS.  The deployment of competitive
coverage at a predetermined and mutually agreed to minimum level/grade of PCS access service.

         g.)     MOBILE SWITCHING CENTER.  The switching capability to provide the end customer with the proper mobility and roaming capability. AIN software for standard IS-41 interconnection to COMPANY's AIN platform and PSTN interconnection.

         h.)     SWITCH-BASED VERTICAL SERVICES.  These end customer vertical software services provided at the Mobile Switching Center for example, but not limited to, Call Waiting, Call Forwarding, Three-Way Calling, and Caller ID.

         i.)     LOCAL WIRELESS OPERATIONS AND MANAGEMENT OF THE NETWORK.
NextWave will design, engineer, construct, and maintain the PCS network in each BTA and maintain a minimum service availability level.

                                  ATTACHMENT B

                             NextWave's PCS Markets

                 COLONIAL REGION                       LONE STAR REGION                      OHIO VALLEY REGION
                 ---------------                       ----------------                      ------------------

                 Boston, MA                            Austin, TX                            Cincinnati, OH

                 Manchester/Nashua, NH                 Bryan-College Station, TX             Columbus, OH

                 New London, CT                        Houston, TX                           Dayton, OH

                 Portland/Brunswick, ME                San Antonio, TX                       HOOSIER REGION
                                                                                             --------------

                 Providence, RI                        Temple-Killeen, TX                    Bloomington, IN

                 Worcester, MA                         AMIGO REGION                          Columbus, IN
                                                       ------------

                 HOLLYWOOD REGION                      Brownsville, TX                       Evansville, IN
                 ----------------

                 Los Angeles, California               El Paso, TX                           Indianapolis, IN

                 DOLPHIN REGION                        Las Cruces, NM                        Lafayette, IN
                 --------------

                 San Diego, California                 McAllen, TX                           SOONER REGION
                                                                                             -------------

                 CAPITAL REGION                        NY-METRO REGION                       Oklahoma City, OK
                 --------------                        ---------------

                 Baltimore, MD                         Albany, NY                            THOROUGHBRED REGION
                                                                                             -------------------

                 Hagerstown, MD                        Allentown, PA                         Lexington, KY

                 Norfolk, VA                           New Haven, CT                         Louisville, KY

                 Richmond, VA                          Poughkeepsie, NY                      TWIN CITIES REGION
                                                                                             ------------------

                 Washington, DC                        Scranton, PA                          Minneapolis, MN

                 GREENGRASS REGION                     BIG APPLE REGION                      ROCKY MOUNTAIN REGION
                 -----------------                     ----------------                      ---------------------

                 Asheville, NC                         NYC BTA                               Denver

                 Charlotte, NC                         STEELER REGION                        PACIFIC NORTHWEST REGION
                                                       --------------                        ------------------------

                 Greensboro, NC                        Pittsburgh, PA                        Bellingham, WA

                 Hickory, NC                           SUNSHINE REGION                       Longview, WA
                                                       ---------------

                 Roanoke, VA                           Gainsville, FL                        Olympia, WA

                 MID. AMERICA                          Jacksonville, FL                      Portland, OR
                 ------------

                 Joplin, MO                            Lakeland-Winter Haven, FL             Seattle, WA

                 Kansas City, MO                       Melbourne, FL

                 Springfield, MO                       Orlando, FL

                 BUCKEYE REGION                        Sarasota, FL
                 --------------

                 Cleveland, OH                         Tampa, FL




                                  ATTACHMENT C

                                PRICING SCHEDULE


        *_________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________.*

*Confidential treatment requested

[LOGO]




                                  NEXTWAVE TELECOM INC.





                                                                 3 Skyline Drive
                                                      Hawthorne, New York  10532



                                                            VOICE (914) 345-1100
                                                           FAX (914) 345-1140/41


October 23, 1996


Mr. Douglas V. Fougnies
Chairman, CEO & President
Cellexis International, Inc.
5005 North 7th Avenue
Phoenix, AZ   85013

Dear Doug,

         As we discussed on the phone yesterday, NextWave would like to amend the September 19, 1996, Resale Agreement executed between Cellexis International, Inc. and NextWave (the "Resale Agreement" as follows:

         Unless otherwise indicated herein, capitalized terms shall have the meanings stated in the Resale Agreement.

1.  ARTICLE 3 is hereby amended in its entirety as follows:

"        3.      PURCHASE COMMITMENT.

         3.1 Subject to the terms and conditions hereof, COMPANY agrees to purchase on a take-or-pay basis from NextWave a minimum of Five Billion (5,000,000,000) minutes of Full Mobility Service during the Term in all of the BTAs in which NextWave has a license (the "Commitment").

         3.2 Subject to the service quality provisions specified in ATTACHMENTS D AND E and NextWave's build out conditions specified in SECTION 11.3, COMPANY shall purchase at least 5% of its Commitment (the "Initial Purchase Commitment") within the three (3) year period following the date NextWave first offers Full Mobility Service on a commercial basis in either NextWave's New York City or Los Angeles BTA ("Commercial Service Date") and 25% of its

Commitment (the "Secondary Purchase Commitment") within the five (5) year period following the Commercial Service Date.

In the event COMPANY fails to satisfy the Initial Purchase Commitment by the third anniversary of the Commercial Service Date (the "Third Anniversary Date"), COMPANY shall remit to NextWave, within five (5) business days thereof, an amount in cash equal to the difference between the Initial Purchase Commitment and the actual number of minutes of Full Mobility Service purchased by COMPANY prior to the Third Anniversary Date multiplied by the then applicable purchase price per minute being charged to COMPANY in accordance with SECTION 4.1 hereof. In the event COMPANY fails to satisfy the Secondary Purchase Commitment by the fifth anniversary of the Commercial Service Date (the "Fifth Anniversary Date"), COMPANY shall remit to NextWave, within five
(5) business days thereof, an amount in cash equal to the difference between the Secondary Purchase Commitment and the actual number of minutes of Full Mobility Service purchased by COMPANY prior to the Fifth Anniversary Date multiplied by the then applicable purchase price per minute being charged to COMPANY in accordance with SECTION 4.1 hereof.

         In the event COMPANY fails to purchase one hundred percent (100%) of the Commitment prior to the tenth anniversary of the Commercial Service Date (the "Tenth Anniversary Date"), COMPANY shall remit to NextWave, within five
(5) business days thereof, an amount in cash equal to the difference between the Commitment and the actual number of minutes of Full Mobility Service purchased by COMPANY prior to the Tenth Anniversary Date multiplied by the then applicable purchase price per minute being charged to COMPANY in accordance with SECTION 4.1 hereof.

         3.3 In addition to the amount of any purchase price to be paid by COMPANY under this Agreement, COMPANY agrees to pay to NextWave, and NextWave will in turn regularly remit to a third party escrow agent designated by NextWave, the amount of two cents ($0.02) per minute (the "Escrow Payment") for the first Four Billion (4,000,000,000) minutes used by COMPANY under this Agreement to ensure the purchase of the full Commitment by COMPANY. NextWave will include such Escrow Payment on its regular invoices to COMPANY for billable MOUs. If and when COMPANY purchases and NextWave receives all payments for the full Commitment, then the aggregate amount of the Escrow Payments in escrow, together with accrued interest, if any, less the reasonable costs of the escrow agent, shall be promptly returned to COMPANY. If COMPANY fails to purchase the full Commitment within the time required by this Agreement, or if this Agreement expires or is otherwise terminated (other than for the convenience of or breach by NextWave) prior to COMPANY's purchase of the full Commitment, then the aggregate amount of the Escrow Payment held in escrow, together with accrued interest, if any, shall be permanently retained by NextWave. Nothing contained herein shall release COMPANY from its obligations under SECTION 3.2 of this Agreement nor shall it limit NextWave's
remedies, rights or relief under this Agreement or at law or equity.       "

2.)  SECTION 11.3 is hereby amended in its entirety as follows:

"        11.3    CONDITIONS.  COMPANY's commitment to purchase airtime from
NextWave is subject to each of the following conditions being satisfied: (a) NextWave shall offer commercial mobility service in Markets covering at least 40 million POPs by December 31, 1998, and at least 70 million POPs by December 31, 2001; (b) NextWave provides Airtime in its Markets meeting the system performance criteria and technical specifications detailed in ATTACHMENT D AND ATTACHMENT E, respectively; and (c) NextWave provides COMPANY and its
Affiliates interconnection as specified in SECTION 2.6.         "



3.)  With respect to ATTACHMENT C entitled "Pricing Schedule":

*__________________________________________________________________________

__________________________________________________________________________*




4.)  ATTACHMENT D and ATTACHMENT E hereto are hereby added to the Resale
  Agreement in their entirety.

         All other terms and conditions contained in the Resale Agreement shall continue in full form and effect.

         If you agree with these changes, please indicate so by signing in the space provided below and return this letter to me. The amends will become effective immediately upon your execution of this letter agreement.


Sincerely,

/s/ KEVIN R. CARROLL

Kevin R. Carroll
AVP - Business Planning & Development

*CONFIDENTIAL TREATMENT REQUESTED
attachments

Accepted and agreed to:

/s/ DOUGLAS V. FOUGNIES                                     October 24, 1996
______________________________________________              ________________

Douglas V. Fougnies, Chairman, CEO & President                    Date

                                  ATTACHMENT D



                          SYSTEM PERFORMANCE CRITERIA



1.1      COVERAGE AREA

The Coverage Area shall be that minimal signal strength necessary to provide service such that calls are successful *____* of the time averaged along the Coverage Area boundary, irrespective of the direction of the call (land-mobile, mobile-land) with no greater than *____* frame error rate (FER) on average.

1.2      HANDSET COMPATIBILITY

NextWave shall demonstrate the full compatibility of its network with handsets of COMPANY's choice that have been certified as compliant with domestic PCS interface standards, so long as these handsets have been demonstrated to be fully compatible with one other domestic IS-95 (CDMA) compliant 1.9 GHz network and certified as IS-95, 1.9 GHz compliant by recognized standard or certification bodies.

1.3      NETWORK CALL BLOCKAGE/QUALITY OBJECTIVES

The following considerations are required concerning network call blockage:

o Average busy hour blockage within the NextWave network will not exceed *____* of all call attempts.

o The above values are to be met, unless superseded by necessary regulatory mandates.

o   Emergency calls should be given the highest possible resource priority.



1.4      DROPPED CALLS

The number of dropped calls measured over a period of a month in a Coverage Area shall not exceed *____* of the total number of subscriber calls originated in that Coverage Area.

1.5      NETWORK AVAILABILITY

NextWave will engineer and manage its network to meet the above service and quality levels established for the Coverage Area. The emphasis of management activities will be on preventative maintenance, such that potential outages will be resolved before customers are affected.


*Confidential treatment requested

A Network Outage is the inability, or a significant degradation in the ability of a customer to establish and maintain a channel of communication as a result of failure or degradation in the performance of NextWave's network.

In the event of a major network outage, NextWave will notify COMPANY of the conditions affecting the customers, including, but not limited to out-of-service events, and high system traffic loads.

Any FCC-reportable Network Outages, including disruption of 911/E911 and emergency services will be reported to COMPANY.

1.6      PERFORMANCE VERIFICATION

NextWave will provide to the COMPANY quarterly statistics that define the performance of the network including blocked calls, dropped calls, and frame error rates. In addition, NextWave will provide coverage maps that define the Coverage Area.

                                  ATTACHMENT E



                              TECHNICAL STANDARDS



NextWave shall be in general compliance with the following standards:

I.       WIRELESS NETWORK INTERFACE STANDARDS

A. IS-41REV B CELLULAR RADIO TELECOMMUNICATIONS INTERSYSTEM OPERATIONS NextWave's Network shall be in general compliance with IS-41 Revision B. This shall be upgraded to be in general compliance with IS-41 Revision C when IS-41 Revision C is commercially available.

B. EIA/TIA/IS-52: UNIFORM DIALING PROCEDURES AND CALL PROCESSING TREATMENT FOR CELLULAR RADIO TELECOMMUNICATIONS - NOVEMBER, 1989

C. EIA/TIA/IS-52-A: UNIFORM DIALING PROCEDURES AND CALL PROCESSING TREATMENT FOR CELLULAR RADIO TELECOMMUNICATIONS - WHEN PUBLISHED

D.       EIA/TIA/IS-53: CELLULAR FEATURES DESCRIPTION: - AUGUST, 1991

E.       EIA/TIA/IS-53-A: CELLULAR FEATURES DESCRIPTION: - MAY, 1995

F. EIA/TIA/IS-93: CELLULAR RADIO TELECOMMUNICATIONS A-D INTERFACE STANDARDS - OCTOBER, 1993.

II.      SS7 INTERFACE STANDARDS

A. TR-NWT-000246: BELL COMMUNICATIONS RESEARCH SPECIFICATION OF SIGNALING SYSTEM NUMBER 7, ISSUE 3

B.       TR-NWT-000082: SIGNALING TRANSFER POINT GENERIC REQUIREMENTS, ISSUE 5

C. TR-TSY-000317: SWITCHING SYSTEM REQUIREMENTS FOR CALL CONTROL USING THE INTEGRATED SERVICES DIGITAL NETWORK USER PART (ISDNUP)

D. TR-TSY-000394: SWITCHING SYSTEM REQUIREMENTS FOR INTERCHANGE CARRIERS USING THE INTEGRATED SERVICES DIGITAL NETWORK USER PART (ISDNUP)

E. TR-NWT-000444: SWITCHING SYSTEM GENERIC REQUIREMENTS SUPPORTING ISDN ACCESS USING THE INTEGRATED SERVICES DIGITAL NETWORK USER PART (ISDNUP)

F.       ANSI T1.114 SS7 TRANSACTION CAPABILITIES APPLICATION PART (TCAP)

G.       ANSI T1.112: SS7 SIGNALING CONNECTION CONTROL PART (SCCP)

H.       ANSI T1.111: SS7 MESSAGE TRANSFER PART (MTP)

III.     AIR INTERFACE STANDARDS

A. ANSI-J-STD-008: PERSONAL STATION -BASE STATION COMPATIBILITY REQUIREMENTS FOR 1.8 TO 2.0 GHZ CDMA PERSONAL COMMUNICATIONS SYSTEMS.